Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2011, with respect to the financial statements and financial highlights of Keating Capital, Inc. contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Denver, Colorado
March 8, 2011